SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

                                 Amendment No. 1

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             FARO Technologies, Inc.
                                (NAME OF ISSUER)

                         Common Stock, $0.001 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    311642102
                                 (CUSIP NUMBER)

                                December 31, 2006
             (Date of Event which requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

                               (Page 1 of 11 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 311642102                   13G/A                 Page 2 of 11 Pages

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Highway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 311642102                   13G/A                 Page 3 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 311642102                   13G/A                 Page 4 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 311642102                   13G/A                 Page 5 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Gerald Catenacci
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada and United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 311642102                   13G/A                 Page 6 of 11 Pages


ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is FARO Technologies, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       125 Technology Park, Lake Mary, Florida 37246

ITEM 2(a).  NAME OF PERSON FILING:


         This statement is filed by:
         (i) Highway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii)  Thruway Partners, L.P., a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;
         (iii) Expressway Partners, Ltd. a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;
         (iv) Gerald Catenacci ("Mr. Catenacci"), the managing member of Principled Capital Management, L.L.C., the general partner of each of Highway Partners, L.P. and Thruway Partners, L.P. may, by virtue of his position as managing member to the general partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Highway Partners, L.P. and Thruway Partners, L.P. Mr. Catenacci is also the managing member of Pricipled Asset Administration, LLC, the investment advisor to Expressway Partners, Ltd and may, by virtue of his position as managing member to the investment adviser, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Expressway Partners, Ltd. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
     The address of the business office of each of the Reporting Persons, with the exception of Expressway Partners, Ltd. is 666 Fifth Ave, 37th Floor, New York, New York 10103.

     The address of the registered business office of Expressway Partners, Ltd is Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

ITEM 2(c).  CITIZENSHIP:
     Highway Partners, L.P. and Thruway Partners, L.P. are Delaware limited partnerships. Expressway Partners, Ltd. is a Cayman Islands Corporation. Mr. Catenacci has citizenship in Canada and the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  311642102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

CUSIP No. 311642102                   13G/A                 Page 7 of 11 Pages


          (b) [ ] Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 311642102                   13G/A                 Page 8 of 11 Pages

ITEM 4.   OWNERSHIP.

         A.  Highway Partners, L.P.
             (a) Amount beneficially owned: 0
             (b) Percent of class: 00% The percentages used herein and in the rest of Item 4 are calculated based upon the 14,368,940 shares of Common Stock issued and outstanding as of October 22, 2006 as reflected on in the issuer's Form 10-Q filed October 31, 2006.
             (c)  (i)   Sole Power to vote or direct the vote: -0-
                  (ii)  Shared power to vote or direct the vote: 0
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv)  Shared power to dispose or direct the disposition: 0

         B.  Thruway Partners, L.P.
             (a) Amount beneficially owned: 0
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 0
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: 0

         C.  Expressway Partners, Ltd.
             (a) Amount beneficially owned: 0
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 0
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: 0

         D.  Gerald Catenacci
             (a) Amount beneficially owned: 0
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: 0
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: 0
                 (iv)  Shared power to dispose or direct the disposition: -0-


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Principled Capital Management, L.L.C., the general partner of Highway
Partners, L.P. and Thruway Partners, L.P., has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Highway Partners, L.P. and Thruway Partners, L.P. and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Principled Asset Administration, L.L.C., the Investment Adviser of Expressway Partners, Ltd., has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Expressway Partners, Ltd., and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

CUSIP No. 311642102                   13G/A                 Page 9 of 11 Pages


     Mr. Catenacci is the managing member of Principled Capital Management, L.L.C. and Principled Asset Administration, L.L.C., and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Highway Partners, L.P., Thruway Partners, L.P. and Expressway Partners, Ltd.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

     By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 311642102                   13G/A                 Page 10 of 11 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  as of February 08, 2007


                                  HIGHWAY PARTNERS, L.P.
                                  BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                       GENERAL PARTNER


                                  BY:/s/ Gerald Catenacci
                                     --------------------------------------
                                     Gerald Catenacci
                                     Managing Member


                                  THRUWAY PARTNERS, L.P.
                                  BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                       GENERAL PARTNER


                                  BY:/s/ Gerald Catenacci
                                     --------------------------------------
                                     Gerald Catenacci
                                     Managing Member

                                  EXPRESSWAY PARTNERS, LTD.
                                  BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C
                                       INVESTMENT ADVISER


                                  BY:/s/ Gerald Catenacci
                                     --------------------------------------
                                     Gerald Catenacci
                                     Managing Member



                                  GERALD CATENACCI, INDIVIDUALLY


                                  BY:/s/ Gerald Catenacci
                                     --------------------------------------
                                     Gerald Catenacci

CUSIP No. 311642102                   13G/A                 Page 11 of 11 Pages


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 8, 2006


                                HIGHWAY PARTNERS, L.P.
                                BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                     GENERAL PARTNER


                                BY:/s/ Gerald Catenacci
                                   ----------------------------------------
                                   Gerald Catenacci
                                   Managing Member


                                THRUWAY PARTNERS, L.P.
                                BY:  PRINCIPLED CAPITAL MANAGEMENT, L.L.C
                                     GENERAL PARTNER


                                BY:/s/ Gerald Catenacci
                                   ----------------------------------------
                                   Gerald Catenacci
                                   Managing Member


                                EXPRESSWAY PARTNERS, LTD.
                                BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C
                                     INVESTMENT ADVISER


                                BY:/s/ Gerald Catenacci
                                   ----------------------------------------
                                   Gerald Catenacci
                                   Managing Member


                                GERALD CATENACCI, INDIVIDUALLY


                                BY:/s/ Gerald Catenacci
                                   ----------------------------------------
                                   Gerald Catenacci